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FOR IMMEDIATE RELEASE
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                     CHATTEM, INC. ANNOUNCES COMPLETION OF
                        $75 MILLION HIGH YIELD OFFERING

Chattanooga, Tennessee - (BUSINESS WIRE) - May 7, 1999 - Chattem, Inc. (NASDAQ:CHATT) a leading marketer and manufacturer of branded consumer products, announced today that it has completed the previously announced offering of $75 million of senior subordinated notes due April 1, 2008. The notes, which were covered by Chattem's existing $250 million shelf registration statement, will bear interest at 8-7/8% and were priced to yield 8-13/16%. The notes were issued under the indenture governing the Company's $200 million 8-7/8% senior subordinated notes sold in March, 1998. Net proceeds of the offering were used to reduce existing indebtedness outstanding under the Company's senior credit facility.

     NationsBanc Montgomery Securities LLC and Lehman Brothers were underwriters of the issue.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Statements concerning the Company's business outlook, anticipated profitability, sales or expenses and sales growth, together with other statements made in this press release that are not historical facts, including the statements made in the third paragraph of this release, are "forward looking statements" as that term is defined under the federal securities laws. All forward looking statements are subject to the risks and uncertainties which could cause actual results to differ materially from those projected, including those described in the Company's filings with the Securities and Exchange Commission.

Company Contact:        Alec Taylor
                        President & Chief Operating Officer:
                        423/821-2037, ext. 281

                        Steve Powell
                        Controller
                        423/821-2037, ext. 340